EXHIBIT 10.55

EMPLOYMENT AGREEMENT

DATED SEPTEMBER 26, 2007

BETWEEN

THE CHILDREN’S PLACE RETAIL STORES, INC.

AND

CHARLES K. CROVITZ

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of September 26, 2007 (this “Agreement”), between CHARLES K. CROVITZ (“Executive”) and THE CHILDREN’S PLACE RETAIL STORES, INC., a Delaware corporation (“Employer”).

WHEREAS, Employer and Executive entered into a certain Term Sheet dated as of November 20, 2007 (“Term Sheet”); and

WHEREAS, this Agreement replaces and supersedes the Term Sheet in its entirety;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

SECTION 1

EMPLOYMENT OF EXECUTIVE

Employer hereby agrees to continue to employ Executive, and Executive hereby agrees to continue in the employ of Employer, upon the terms and conditions hereinafter set forth.

SECTION 2

EMPLOYMENT AND CONSULTING PERIOD

2.01.        The term of Executive’s employment under this Agreement (the “Employment Period”) commenced on September 26, 2007 (the “Commencement Date”) and shall continue until the earlier of (i) February 2, 2009 or (ii) such other time as a permanent Chief Executive Officer (the “New CEO”) has been appointed by the Board of Directors and commenced employment with the Company (“Full Employment Term”), unless sooner terminated in accordance with the provisions of Section 5.

2.02.        Executive shall serve as a consultant to the Company upon completion of the Employment Period for a minimum period of two calendar months under this Agreement (“Consulting Period”) following termination of Executive’s employment for any reason hereunder, unless such termination is (i) for Cause, (ii) as a result of Executive’s death or Disability, or (iii) as a result of Executive’s termination of his employment without Good Reason before the end of the Full Employment Term.

SECTION 3

DUTIES

3.01.        Generally.  During the Employment Period, Executive (i) shall be employed as Interim Chief Executive Officer of Employer (“Interim CEO”), (ii) shall devote all of his business time and attention to the business and affairs of Employer and other enterprises controlled by, or under common control with, Employer (collectively, the “Company”), and (iii) shall use his best efforts, skills and abilities in the diligent and faithful performance of his duties and responsibilities hereunder.  As Interim CEO, Executive shall have the duties in the management of the Company’s business and affairs and shall have the authority and responsibilities customarily held by a chief executive officer of a public company of similar size and complexity (e.g. number of employees, stores, having multiple divisions, and revenues between $2 Billion and $5 Billion), including the role, authority and responsibilities of a principal executive officer of Employer for purposes of the pertinent filings and submissions of Employer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); provided, however,  (i) Executive’s reporting responsibilities shall be as provided in subsection 3.02 below and (ii) all executive officers of the Company shall report to Executive, except that the Executive Vice President, Finance and Administration shall report jointly to Executive and the Board of Directors of Employer.  Notwithstanding the foregoing, Executive shall have the right to (i) engage in personal investment activities for himself and his family and (ii) engage in charitable and civic activities, provided the outside activities set forth in (i) and (ii) hereof do not materially interfere with Executive’s performance of his duties and responsibilities hereunder.  Executive shall continue to serve on the Company’s Board of Directors and Executive shall be subject to the limitations set forth in the Company’s Corporate Governance Guidelines applicable to service of the Company’s Chief Executive Officer as an officer or director of any other business corporation or as a general partner of any partnership.

3.02.        Reporting.  During the Employment Period and unless Executive’s employment with the Company otherwise terminates in accordance with Section 5 hereof, Executive shall report solely to the Board of Directors of Employer.  In reporting to the Board of Directors of Employer, Executive shall on a regular basis report to the Chair of the Board of Directors.

3.03.        Location of Executive’s Activities; Travel.  Executive’s principal place of business in the performance of his duties and obligations under this Agreement shall be in the New York metropolitan area, which includes Secaucus, New Jersey.  For so long as Employer’s headquarters are located in the New York City metropolitan area, Executive’s principal place of business shall be located at such headquarters.  Notwithstanding the foregoing provisions of this subsection, Executive will travel to the Company’s offices in Pasadena, California, Hong Kong and the Peoples Republic of China, as deemed necessary by the Chairman of the Board, to perform his duties and responsibilities set forth in Section 3.01 and shall engage in such other travel and spend time in other places as may be necessary or appropriate in furtherance of his duties hereunder.

3.04.        Compliance with Company Policies.  During the Employment Period, Executive having obligations of both a member of senior management and as a member of the Board of Directors will be subject to all of the written policies, rules and regulations applicable to senior executives of Employer or to members of the Board of

Directors and will comply with all directions and instructions of the Board of Directors of Employer.

3.05.        Consulting Services.  During the first month of the Consulting Period, Executive will serve as a consultant with responsibility for assisting in the transition of his responsibilities under Section 3.01 hereof to the New CEO and will devote substantially all of his business time and attention to the business and affairs of the Company.  During the second month of the Consulting Period, Executive will continue his responsibilities under this subsection 3.05 but he shall not be obligated to devote more than one half of his business time and attention to the business and affairs of the Company in furtherance of his obligations under this Section 3.05.  Executive shall continue to be provided with a suitable office and administrative assistant during the Consulting Period.

SECTION 4

COMPENSATION

4.01.        Base Salary and Performance Bonus.  For all services rendered by Executive under this Agreement during and with respect to the Employment Period, Employer shall pay to Executive, and Executive agrees to accept (in full payment), Base Salary and Performance Bonus, all as more fully described on Exhibit A, as well as the other benefits referred to in subsection 4.02, 4.04, 4.05, 4.06 and 4.07 below.

4.02.        Minimum Salary.  Notwithstanding any other provision contained in this Agreement to the contrary, Employer shall pay to Executive in all events the base salary payments set forth under Section 4.01 for a minimum of six months from the Commencement Date (“Minimum Salary”) even if Executive’s employment with the Company ends prior to the completion of such six month period for any reason; provided however, Executive shall not be entitled to such Minimum Salary if Executive does not satisfy his obligations under this Agreement for any reason other as set forth in Section 5.

4.03.        Vacations.  Executive shall be entitled to four weeks vacation, which shall accrue based on the number of days during the Employment Period actually worked by Executive and Executive shall be entitled to take vacation at such time or times as determined by him; provided such vacation does not unreasonably interfere with Executive’s performance of his duties under this Agreement.  Notwithstanding the foregoing, Executive may borrow against vacation time that has not yet been accrued; provided, however, to the extent Executive does not earn such vacation time, Employer shall be entitled to offset the value of such amounts against the Minimum Salary or any other amount owed to Executive hereunder.

4.04.        Equity Awards.

a.             Executive hereby agrees and acknowledges that the grant of 33,294 Restricted Shares (the “Equity Award”) (as such term is defined in the Company’s

Amended and Restated 2005 Equity Plan (the “2005 Equity Plan”) at a Fair Market Value (as defined under the 2005 Equity Plan) of $30.035, effective as of December 10, 2007, subject to the terms of the Restricted Stock Award Agreement dated December 21, 2007 but effective as of December 10, 2007, a copy of which is attached hereto as Annex A, satisfies all of the Employer’s obligations under Section C of the Term Sheet with respect to a grant to Executive of $1,000,000 worth of Restricted Shares.  The Company shall cooperate with Executive in connection with any “Change in Control” (as such term is defined in the 2005 Equity Plan), so that he has the opportunity, with respect to all shares covered by this grant, to take whatever actions are necessary on a timely basis to receive the same consideration as other stockholders receive with respect to their shares in the Change in Control transaction.

b.             Executive agrees and acknowledges that, other than as set forth in Section 4.04(a), Executive is not eligible for participation in Employer’s plan or program for the award of equity incentives to executives of Employer.  Nothing contained in this provision or under this Agreement is intended to prohibit Executive from receiving compensation as a non-employee member of the Board of Directors with respect to continued post-employment services as a director, or to interfere in any way with his rights to any equity grants made with respect to his services as a director prior to the Commencement Date.  Executive shall be entitled to compensation for services as a director immediately upon the termination of this Agreement so long as Executive continues as a non-employee member of the Board of Directors.

4.05.        Other Benefits.  During the Employment Period, except as otherwise specifically set forth herein, Executive shall participate in all executive benefit plans and will be eligible to receive and be provided with substantially the same benefits and perquisites as are from time to time maintained by the Company.  Except as otherwise specifically provided by a benefit plan or program established by the Company or as provided by separate written agreement with the Company, Executive’s Base Salary shall constitute the compensation on the basis of which the amount of Executive’s benefits under any such plan or program shall be determined.

4.06.        Expense Reimbursement and Transportation Benefits.

a.             Employer shall reimburse Executive for all business expenses reasonably incurred by him in the performance of his duties under this Agreement upon his presentation of itemized accounts of such expenses in accordance with Employer’s procedures and policies as adopted and in effect from time to time and applicable to its senior executives, provided that Employer shall be under no obligation to reimburse Executive for any such business expense presented more than 60 days after the later of (i) termination of the Employment Period or (ii) termination of the Consulting Period.

b.             In lieu of providing exclusive personal transportation services to Executive in the form of a personal car and driver, Employer shall make a transportation service available to Executive that will on Executive’s request transport Executive to the Company’s headquarters in Secaucus, New Jersey from Manhattan and to Manhattan from Secaucus, New Jersey as needed and on a reasonable basis.  All expenses incurred under this subsection shall be paid directly by the Company or will be reimbursed by the Company pursuant to Section 4.06(a).

4.07.        Relocation Allowance and Related Costs.

a.             During the Employment Period and the Consulting Period, Employer shall provide Executive with (i) a temporary living allowance for an apartment selected by Executive located in New York, New York (which has already been selected and leased for a one-year term) in the amount of $15,500 per month, plus (ii) commissions, security deposit and utilities related to the lease of such apartment, plus (iii) a furniture rental allowance in the amount of $2,000 per month (such costs, together with (i) and (ii) above, the “Rental Costs”).

b.             From the Commencement Date through December 31, 2007, Employer shall reimburse Executive for round trip airfare for two to Executive’s permanent residence located in Martha’s Vineyard, Massachusetts on two separate occasions during each calendar month.  From January 1, 2008 through the remainder of the Employment Period, Employer shall reimburse Executive for round trip airfare for two to Executive’s permanent residence located in Martha’s Vineyard, Massachusetts on one occasion during each calendar month (“Relocation Travel Costs”).

c.             Employer shall be responsible for, and hold Executive harmless against any lease termination costs, including, but not limited to, Rental Costs incurred for periods after termination of the Consulting Period (“Lease Termination Costs”); provided, however, Employer shall not be liable for any such costs arising from damage to such apartment beyond ordinary wear and tear, to the extent that Landlord determines Executive to be responsible for such damage, and Executive shall be solely responsible for, and if paid by the Employer, Executive shall reimburse Employer for any costs arising from damage to such apartment beyond ordinary wear and tear, to the extent that Landlord determines Executive to be responsible for such damage, and has notified Executive of his responsibility therefore, and any such amounts due from Executive shall not be treated as part of Lease Termination Costs.

d.             As soon as practicable after the end of each calendar year during the Employment Period or the Consulting Period, the Company shall make an additional gross up payment or payments to Executive intended to result in a net after-tax payment, after deduction of all applicable taxes that are attributable to the inclusion in Executive’s income for each such calendar year of (i) Rental Costs, (ii) Relocation Travel Costs, (iii) Lease Termination Costs, and (iv) the gross up payments made under this subparagraph (d), equal to the gross amounts paid to Executive with respect to the items referenced in clauses (i), (ii) and (iii) above.  For this purpose, a total marginal tax rate (intended to cover all state, federal and other taxes) of 45% shall be used.

4.08.        Indemnification and D&O Liability Insurance.  During the Employment Period and at all times thereafter, Executive shall be entitled to coverage under the Company’s director and officer liability insurance policy as an Executive and shall be entitled to indemnification and fee advancement to the maximum extent permitted by law and the Company’s Amended and Restated Certificate of Incorporation and its Amended and Restated By-laws as in effect on the Commencement Date in respect of actions taken, or not taken, by Executive during the Employment Period to the same extent provided for other senior executives of the Company, including with respect to any greater protections implemented, and coverage under policies of directors and officers liability insurance extended, during the Employment Period, as well as after Executive’s employment with the Company has terminated for any reason to the same extent provided for former senior executives of the Company.

4.09.        Compensation for Consulting Services.  For all services rendered by Executive under this Agreement during and with respect to each month of the Consulting Period, Executive shall be compensated at the same monthly rate of Base Salary and in the same monthly amount as he is compensated for his services pursuant to Section 4.01.  Executive shall be entitled to a continuation of benefits under Section 4.05 to the extent such benefits may be extended under the terms and conditions of the applicable benefit plans.

SECTION 5

TERMINATION OF EMPLOYMENT PERIOD

5.01.        Termination Without Cause.  At any time during the Employment Period, by notice to the other, Employer or Executive may terminate Executive’s employment under this Agreement without having any cause therefore; provided, however, that termination by Employer pursuant to this subsection 5.01 shall require the affirmative vote of a majority of members of the Board of Directors.  Such notice shall specify the effective date of termination, which shall not be less than 30 days after the date of such notice.

5.02.        By Employer For Cause.  At any time during the Employment Period, by notice to Executive, Employer may terminate Executive’s employment under this Agreement for “Cause” (as hereinafter defined), effective immediately upon the giving of such notice or at such other time as is specified in such notice; provided, however, that termination pursuant to this subsection 5.02 shall require the affirmative vote of a majority the Board of Directors of Employer.  In connection with any termination for Cause, the Executive shall be given a statement of the specific reasons constituting the grounds for termination for Cause and shall have the right to appear before the Board (with counsel) to respond to allegations of any actions allegedly constituting Cause prior to any termination by the Board with Cause becoming effective and no such termination shall be effective for such purpose unless a majority of the Board determines, in a meeting duly called for such purpose, that Cause for such termination exists; it being understood that the foregoing shall not prevent Board from (i) removing Executive from office or terminating Executive’s position and services as Interim CEO at any time for any reason, subject in the event of a termination for Cause to continued

payment of salary and benefits until the Board proceeding and requisite Board determination has occurred.  For the purposes of this Agreement, “for Cause” means:

“Cause” shall mean any of the following:

(i)            Executive engaging in an act of willful misconduct that has a material adverse impact on the reputation, business, business relationships or financial condition of the Company;

(ii)           Executive’s conviction of, or plea of guilty or nolo contendere to, a felony, or any crime involving moral turpitude not involving a traffic offense;

(iii)          Executive’s willful refusal to perform the specific lawful directives of the Board which are consistent with the scope of Executive’s duties and responsibilities hereunder.

provided, however, that no action taken by Executive in the reasonable, good faith belief that it was in the best interests of the Company shall be treated as a basis for termination of Executive’s employment for Cause under clause (i) above, and no failure of Executive or the Company to achieve performance goals, alone, shall be treated as a basis for termination of Executive’s employment for Cause under clause (i) or (iii) above.

5.03.        By Executive for Good Reason.  Executive may, at any time during the Employment Period by notice to the Board of Directors of Employer (delivered to the attention of the Chair of the Board), terminate the Employment Period under this Agreement for “Good Reason”.  Executive may terminate his employment for Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, within ninety (90) days of the occurrence of such event.  During such thirty (30) day notice period, the Company shall have the opportunity to cure (if curable) the event that constitutes Good Reason, and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period.  For the purposes hereof, “Good Reason” means:

“Good Reason” shall mean any of the following:

(i)                                     Any material breach of this Agreement by the Company (where the Company fails to cure such breach within ten (10) business days after being notified in writing by Executive of such breach);

(ii)           The diminution, without Executive’s written consent, of Executive’s position, title, authority, duties or responsibilities as indicated in the Employment Agreement, or the formal or tacit appointment of any other person, whether or not an Employee of the Company, without Executive’s written consent, to perform any material part of such duties, or to exercise any of such responsibilities, including without limitation, the failure of Executive to have any part of such authorities, duties and responsibilities as are set forth in Section 3.01 and 3.02 hereof; provided, however, that another executive may be authorized by the Board to carry out such duties and responsibilities if Executive by reason of temporary disability is unable to perform such duties or responsibilities.

(iii)          Executive not being elected as a member of the Board by the Company’s shareholders or being removed from the Board without cause in accordance with the Company’s bylaws; and

(iv)          The failure by the Company to obtain the assumption in writing of its obligation to perform under the Agreement by any successor to all or substantially all of the assets of the Company.

5.04.        Disability.  If during the Employment Period, Executive becomes incapable of fulfilling his obligations hereunder because of injury or physical or mental illness, and such incapacity exists for a period of at least 120 consecutive days or for shorter periods aggregating at least 180 days during the Term (“Disability”), Employer may, upon at least fifteen days’ prior written notice to Executive, terminate Executive’s employment under this Agreement.  In the event of a dispute with respect to Executive’s Disability, whether or not he has been disabled shall be determined by an independent physician reasonably acceptable to both Employer and Executive or his representative.

SECTION 6

COMPENSATION UPON TERMINATION OF EMPLOYMENT

6.01.        Compensation Upon Termination Without Cause or for Good Reason.  In addition to Executive’s rights under subsections 6.04, 6.05 and 6.06, if (A) Executive’s employment hereunder is terminated by Employer pursuant to subsection 5.01 without Cause or (B) Executive terminates his employment with Employer pursuant to subsection 5.03 for Good Reason, Executive shall be entitled to the continuation of his Base Salary, payable in accordance with the Company’s normal payroll practices for executives, for the remainder of the Employment Period and any Performance Bonus calculated based on the target bonus under the Employer’s Annual Management Incentive Bonus Plan.  Payment shall be made with respect to such Performance Bonus at the time the Performance Bonus would otherwise have been payable to Executive under Employer’s Annual Management Incentive Bonus Plan had Executive’s employment continued through such time.  Payment to Executive of the compensation provided by this subsection is subject to execution by Executive of a general release in the form attached hereto as Exhibit B.

6.02.        Compensation Upon Termination By Reason of Death or Disability or For Cause.  In addition to Executive’s rights under subsections 6.04, 6.05, and 6.06, if Executive’s employment hereunder is terminated by reason of Executive’s death or Disability, Executive (or his legal representative, his estate, heirs or distributees) shall be entitled to any amount of Base Salary theretofore earned but not yet paid, as well as any earned but unpaid Performance Bonus with respect to any fiscal year of the Company that has ended prior to the date of termination, and a pro rata portion of the

Performance Bonus earned through the date of termination for the fiscal year in which termination occurs.  The pro rata Performance Bonus will be calculated in the same manner as calculated under subsection 6.01.  Payment to Executive of the compensation provided by this subsection is subject to execution by Executive (or his legal representative, estate, heirs or distributees) of a general release in the form attached hereto as Exhibit B.

6.03.        Compensation Upon Termination for Cause or Termination by Executive Without Good Reason.  In addition to Executive’s rights under subsections 6.04, 6.05 and 6.06, if Executive’s employment hereunder is terminated by Employer with Cause or by Executive without Good Reason, Executive shall be entitled to the Minimum Salary and any vested Restricted Shares.

6.04.        Equity Awards Upon Termination.  Upon any termination of Executive’s employment hereunder, Executive shall be entitled to such rights in respect of any equity awards (including, without limitation, awards of stock options, restricted shares, performance shares and any other Incentive Award under the 2005 Equity Plan or any future equity incentive plan or program of the Company) theretofore made to Executive, and to only such rights, as are provided by the plan and award agreement pursuant to which such equity awards have been granted to Executive (specifically including the right to acceleration of the vesting and delivery to Executive of the Restricted Shares.

6.05.        Other Benefits Upon Termination.  Upon any termination of Executive’s employment hereunder, Executive shall be entitled to such rights in respect of any employee benefit plan in which Executive participates (including, without limitation, health and life insurance coverage and participation in retirement, savings, deferred compensation and stock purchase plans but excluding any plan or program providing for equity awards (other than to the extent specifically provided herein), and only to such rights, as are provided by such plan or program or by law in the prevailing circumstances (and to any other rights as may be provided by any other written agreement or arrangement with the Company in respect of a termination of his employment approved by the Board of Directors and applicable in the prevailing circumstances).  Executive shall also retain all of his rights under Sections 4.06(a), 4.07, 4.08 and 4.09 hereof, notwithstanding the reason for termination of his employment.  In addition, if the Employment Period ends before February 2, 2009, the Company shall continue to provide Executive with the same health insurance benefits he was entitled to during his employment, or reimburse him for the COBRA continuation expense he incurs in continuing such coverage at his own expense.

6.06.        No Other Compensation Upon Termination of Employment.  Executive shall not be entitled to any benefit or compensation following termination of his employment hereunder except as set forth in this Section 6.

6.07.        Section 409A.  Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s separation from service with the Company,

he is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to such Section 409A, other than any payments of benefits made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals)), no such payment or benefit will be provided under this Agreement until the earlier of (A) the date which is six (6) months after his “separation from service” for any reason, or (B) the date of his death.  The provisions of this Section 6.07 shall only apply to the extent required to avoid Executive’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.

SECTION 7

EXCLUSIVITY OF SERVICES, CONFIDENTIAL INFORMATION
AND RESTRICTIVE COVENANTS

7.01.        Exclusivity of Services; Use of Name.  During the Employment Period and continuing through the first anniversary of the date in which Executive ceases to be an employee of the Company (the “Covenant Period”), Executive will not:

(i)            promote, participate or engage in any business on behalf of any “Direct Competitor” (as hereinafter defined) of the Company, whether Executive is acting as owner, partner, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, consultant or in any other capacity whatsoever; provided, however, that this will not prevent Executive from holding for investment up to 1% of any class of stock or other securities quoted or dealt in on a recognized stock exchange.  For purposes of this Section, a “Direct Competitor” of the Company means (A) any division of The Gap, Inc. or any person under common control with The Gap, Inc. that is engaged in the retail sale of children’s apparel, (B) any division of The Limited, Inc. or any person under common control with The Limited, Inc. that is engaged in the retail sale of children’s apparel, (C) Gymboree or Kids R Us or any Person under common control with Gymboree or Kids R Us, as the case may be, or (D) any other Person engaged, or having the intent to engage, (1) in the design, manufacture, contract to manufacture or retail sale of children’s apparel and accessories or any other children’s orientated merchandise; (2) providing products, services or other businesses which is of the same nature as a product, service or business of the Company.

(ii)           directly or indirectly employ (other than on behalf of the Company), solicit or entice away any director, officer or employee of the Company; or

(iii)          induce or attempt to induce any Person doing business with the Company to cease doing business with the Company; or

(iv)          use the name of the Company in the conduct of any business activities (except in furtherance of the Company’s business) or for Executive’s personal use without the prior written consent of the Company.

7.02.        Confidential and Proprietary Information; Work Product; Warranty.

a.             Confidentiality.  Executive acknowledges and agrees that there are certain trade secrets and confidential and proprietary information (collectively, “Confidential Information”) which have been developed by the Company and which are used by the Company in its business.  Confidential Information shall include, without limitation:  (i) customer lists and supplier lists; (ii) the details of the Company’s relationships with its customers, including the financial relationship with a customer; (iii) the Company’s marketing and development plans, business plans; and (iv) other information proprietary to the Company’s business.  Executive shall not, at any time during or after his employment hereunder, use or disclose such Confidential Information, except to authorized representatives of the Company or as required in the performance of his duties and responsibilities hereunder.  Executive shall return all Company property, such as computers, software and cell phones, and documents (and any copies including in machine or human-readable form), to the Company when his employment terminates; provided, however, Executive shall be permitted to retain any documents that Executive received, or had access to, as a member of the Board of Directors.  Executive shall not be required to keep confidential any information, which is or becomes publicly available or is already in his possession (unless obtained from the Company).  Further, Executive shall be free to use and employ his general skills, know-how and expertise, and to use, disclose and employ any generalized ideas, concepts, know-how, methods, techniques or skills, including those gained or learned during the course of the performance of any services hereunder, so long as she applies such information without disclosure or use of any Confidential Information.  Executive hereby acknowledges that his employment under this Agreement does not conflict with, or breach any existing confidentiality, non-competition or other agreement to which Executive is a party or to which he may be subject.

b.             Work Product.  Executive agrees that all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by his efforts during his employment by the Company and for a period of 6 months thereafter, that (i) relate, whether directly or indirectly, to the Company’s actual or anticipated business, research or development or (ii) are derived from any work performed by Executive on the Company’s behalf, shall, to the extent possible, be considered works made for hire within the meaning of the Copyright Act (17 U.S.C. § 101 et seq.) (the “Work Product”).  All Work Product shall be and remain the property of the Company.  To the extent that any such Work Product may not, under applicable law, be considered works made for hire, Executive hereby grants, transfers, assigns, conveys and relinquishes, and agrees to grant, transfer, assign, convey and relinquish from time to time, on an exclusive basis, all of his right, title and interest in and to the Work Product to the Company in perpetuity or for the longest period otherwise permitted by law.  Consistent with his recognition of the Company’s absolute ownership of all Work Product, Executive agrees that he shall (i) not use any Work Product for the benefit of any party other than the Company and (ii) perform such acts and execute such documents and instruments as the Company may now or hereafter deem reasonably necessary or desirable to evidence the transfer of absolute ownership of all Work Product to the Company; provided, however, if following ten (10) business days’ written notice from the Company, Executive refuses, or is unable, due to disability, incapacity, or death, to execute such documents relating to the Work Product, he hereby appoints any of the Company’s officers as his attorney-in-fact to execute such documents on his behalf.  This agency is coupled with an interest and is irrevocable without the Company’s prior written consent.

c.             Warranty.  Executive represents and warrants to the Company that (i) there are no claims that would adversely affect his ability to assign all right, title and interest in and to the Work Product to the Company; (ii) the Work Product does not violate any patent, copyright or other proprietary right of any third party; (iii) Executive has the legal right to grant the Company the assignment of his interest in the Work Product as set forth in this Agreement; and (iv) he has not brought and will not bring to his employment hereunder, or use in connection with such employment, any trade secret, confidential or proprietary information of another, or computer software, except for software that he has a right to use for the purpose for which it shall be used, in his employment hereunder.

7.03.        Injunctive Relief.  Executive acknowledges that a breach or threatened breach of any of the terms set forth in this Section 7 shall result in an irreparable and continuing harm to the Company for which there shall be no adequate remedy at law.  The Company accordingly shall, without posting a bond, be entitled to seek, and Executive shall not object to the Company obtaining, injunctive and other equitable relief against any such breach or threatened breach, in addition to any other remedies available to the Company.

7.04.        Essential and Independent Agreements.  It is understood by the parties hereto that Executive’s obligations and the restrictions and remedies set forth in this Section 7 are essential elements of this Agreement and that, but for his agreement to comply with and/or agree to such obligations, restrictions and remedies, the Company would not have entered into this Agreement or continue his employment on the terms provided hereby.  Executive’s obligations and the restrictions and remedies set forth in this Section 7 are independent agreements and the existence of any claim or claims by his against the Company under this Agreement or otherwise will not excuse his breach of any of his obligations or affect the restrictions and remedies set forth under this Section 7.

7.05.        Survival of Terms; Representations.  Executive’s obligations under this Section 7, and the Company’s obligations to Executive under Section 6 hereof shall remain in full force and effect notwithstanding the termination of Executive’s employment, in each case until such obligations have been discharged and are no longer applicable.  Executive acknowledges that he is sophisticated in business, and that the restrictions and remedies set forth in this Section 7 do not create an undue hardship on his and will not prevent his from earning a livelihood.  He further acknowledges that he has had a sufficient period of time within which to review this Agreement, including this Section 7, with an attorney of his choice and he has done so to the extent he desired.  Executive and the Company agree that the restrictions and remedies contained in this Section 7 are reasonable and necessary to protect the Company’s legitimate business interests regardless of the reason for or circumstances giving rise to a termination of Executive’s employment by Employer and that he and the Company intend that such restrictions and remedies shall be enforceable to the fullest extent permissible by law.  Executive agrees that, given the scope of the Company’s business and the sophistication of the dissemination of information relating to the Company’s business, any further geographic limitation on such remedies and restrictions would deny the Company the protection to which it is entitled hereunder.  If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or modified, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable to the fullest extent permissible under law.

7.06.        Mutual Non-Disparagement.  Upon any termination of Executive’s employment by the Company, neither Executive nor any executive of Employer will make or authorize any public statement disparaging the other in its or his business interests and affairs.  Notwithstanding the foregoing, either party may make any statement that it or he believes is necessary to correct any false or inaccurate statement made or authorized by the other party and neither party shall be restricted in connection with any litigation, arbitration or similar proceeding or with respect to its response to any legal process.

7.07.        Other Duties of Executive During Employment Period.  During the  Employment Period, Executive shall, upon reasonable notice, furnish such information as may be in his possession to, and shall cooperate with, the Company as may reasonably be requested by the Company in connection with any investigation or litigation in respect of which the Company is or may be a subject or party.

7.08.        No Mitigation or Offset.  The Company’s obligation to pay or provide Executive any amounts provided for hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates for any reason.  Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

SECTION 8

MISCELLANEOUS

8.01.        Notices.  Any notice, consent, or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended by personal delivery or certified mail, postage paid, , at the address of such party set forth below or at such other address as either party shall designate by notice given to the other in the manner provided herein.

If to Employer:

The Children’s Place Retail Stores, Inc.
915 Secaucus Road
Secaucus, New Jersey 07094

Attention:  Chief Executive Officer

with copies to:

The Children’s Place Retail Stores, Inc.
915 Secaucus Road
Secaucus, New Jersey  07094

Attention:  General Counsel

                and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York  10153

Attention:  Robert L. Messineo, Esq.

If to Executive:

Charles K. Crovitz

34 W. Sound Lane

Pilot Hill Farm

Vineyard Haven, Massachusetts 02568

with a copy to:

Willkie Farr & Gallagher, LLP

787 Seventh Avenue

New York, New York 10019-6099

Attention:  Stephen T. Lindo, Esq.

8.02.        Tax Withholding.  Except as otherwise provided in Annex A, Employer is authorized to withhold from any payment to be made hereunder to Executive such amounts for income tax, social security, unemployment compensation, excise taxes and other taxes and penalties as in the judgment of Employer is required to comply with applicable laws and regulations.

8.03.        Dispute Resolution and Governing Law.  Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in New York, New York in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes.  In the event of such an arbitration proceeding, the Executive and the Employer shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators.  In the event the Executive and the Employer cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator.  Neither the Executive nor the Employer nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties.  Except as provided herein, the rules and procedures of JAMS/Endispute shall govern the interpretation and enforcement and all proceedings.  The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of New York or, solely to the extent it preempts such law, of applicable federal law, and the arbitrator is without jurisdiction to apply any different substantive law.  The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.  The arbitrator shall render an award and a written, reasoned opinion in support thereof.  Judgment upon the award may be entered in any court having jurisdiction thereof.

8.04.        Legal, Consulting and Arbitration Expenses.  Employer shall reimburse Executive for the legal expenses (including attorney’s fees and disbursements) and consulting expenses actually and reasonably incurred by Executive in connection with the negotiation, execution and delivery of this Agreement.  In the event of any dispute between Employer and Executive regarding Executive’s employment hereunder, Employer shall also reimburse Executive for all reasonable legal expenses and all arbitration fees actually incurred by Executive in connection with such dispute but if and only if Executive is determined by the arbitrator to have prevailed on at least one material issue in dispute.

8.05.        References to Sections and Subsections; Headings.  All references herein to sections or subsections are to the sections or subsections of this Agreement unless otherwise specified.  All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.  Should any provision of this Agreement require judicial interpretation, the court interpreting or construing the same shall not construe the provision against any party by reason of the rule of interpretation that a document is to be construed more strictly against the party who prepared the same.

8.06.        Waiver of Breach.  The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach by such other party.

8.07.        Assignment.  This Agreement is personal in its nature and the parties shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that Employer may assign this Agreement to any of its affiliates or in connection with the reorganization, merger or sale of Employer or the sale of substantially all the assets of Employer, and the provisions of this Agreement shall inure to the benefit of, and be binding upon, each successor of Employer, whether by merger, consolidation, transfer of all or substantially all of its assets or otherwise.

8.08.        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

8.09.        Severability.  If any provision of this Agreement or part thereof, is held to be unenforceable, the remainder of such provisions of this Agreement, as the case may be, shall nevertheless remain in full force and effect.

8.10.        Entire Agreement and Integration.  Except insofar as explicit reference is made herein to other agreements or documents, this Agreement contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof.  This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE CHILDREN’S PLACE RETAIL STORES, INC.

By:	/s/ Sally Frame Kasaks
Sally Frame Kasaks
Chair, Board of Directors
Dated: March 13, 2008
Sally Frame Kasaks

CHARLES K. CROVITZ

/s/ Charles K. Crovitz

Exhibit A

COMPENSATION

A.            Base Salary:  Executive’s annual salary rate shall be $1,000,000 per year, payable in equal installments not less frequently than monthly during each year of the Employment Period.

B.            Performance Bonus:

(1)           Executive shall be entitled to participate in, and to an opportunity to receive a “Performance Bonus” pursuant to, Employer’s “Annual Management Incentive Bonus Plan” in effect for the Company’s 2008 fiscal year on the terms hereinafter provided.  The “Annual Management Incentive Bonus Plan” shall mean the Annual Management Incentive Bonus Plan approved by Employer’s stockholders on June 22, 2006, as such plan may be amended in accordance with its terms, or any successor plan of a like nature approved by Employer’s stockholders or, if in respect of any fiscal year during the Employment Period, Employer’s stockholders have not approved any such plan, such plan as the Board of Directors shall apply with respect to the payment of performance-based bonuses to the senior executives of Employer.  Executive shall be eligible for an annual bonus under the plan (subject to attainment of the performance levels specified for such year pursuant to the plan) in an amount equal to 100% of Executive’s Base Salary.  Bonuses shall be payable under the Annual Management Incentive Bonus Plan on the terms provided therein, subject to the provisions of subsections 6.01 and 6.02.

(2)           Nothing contained in this section B or in any other provision of the Agreement shall restrict the ability of Employer to pay to Executive a bonus or any other form of incentive compensation in addition to that provided by the foregoing paragraph (1).

Exhibit B(1)

FORM OF RELEASE

THIS RELEASE (the “Release”) is entered into by                (the “Executive).

WHEREAS, the Executive and The Children’s Place Retail Stores, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), have entered into an Employment Agreement dated as September 26, 2007 (the “Employment Agreement”); and

WHEREAS, the Executive’s employment has been terminated by the Company or by the Executive or upon Executive’s death or disability and as such the Executive is due certain payments and entitlements pursuant to the Employment Agreement, subject to the execution of this Release by Executive or by his legal representative, estate, heirs, or distributees;

NOW, THEREFORE, in consideration of the payments set forth in the Employment Agreement and other good and valuable consideration, the Executive agrees as follows:

                The Executive, on behalf of himself and his dependents, heirs, administrators, agents, executors, successors and assigns (the “Executive Releasees”), hereby releases and forever discharges the Company and its affiliated companies and their past and present parents, subsidiaries, successors and assigns (the “Company Affiliated Parties”) and all of the Company Affiliated Parties’ past and present directors, officers, employees, agents and their successors and assigns (but as to any such individual or agent, only in connection with, or in relationship to, his or its capacity as, and only while serving as, a director, officer, employee, agent, successor or assign of any Company Affiliated Party and not in connection with, or in relationship to, his or its personal capacity unrelated to any Company Affiliated Party) (collectively, the “Company Releasees”), from any and all claims, demands, obligations, liabilities and causes of action of any kind or description whatsoever, in law, equity or otherwise, whether known or unknown, that any Executive Releasee had, may have had or now has against the Company or any other Company Releasee, as of the date of the execution of this Release by the Executive, arising out of or relating to the Executive’s employment relationship, or the termination of that relationship, with the Company or any affiliate, including, but not limited to, any claim, demand, obligation, liability or cause of action arising under any Federal, state, or local employment law or ordinance (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871, 1964 or 1991, the Equal Pay Act, the Americans with Disabilities Act of 1991, the National Labor Relations Act, the Fair Labor Standards Act of 1938, the Workers Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, as amended (other than any

(1) To be appropriately modified if entered into by Executive’s estate or guardian.

claim for vested benefits), the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers’ Benefit Protection Act of 1990 and the Consolidated Omnibus Budget Reconciliation Act of 1985), tort, contract or any alleged violation of any other legal obligation.  Anything to the contrary notwithstanding in this Release or the Employment Agreement, nothing herein shall release any Company Releasee from any claims or damages based on (i) any right or claim that arises after the date the Executive executes this Release, (ii) any right the Executive may have to payments, benefits or entitlements under the Employment Agreement or any applicable plan, policy, program or arrangement of, or other agreement with, the Company or any affiliate, (iii) any right of Executive to be indemnified in accordance with the Employment Agreement, or under applicable laws or the certificate of incorporation or by-laws of Company or its affiliates, or under any separate indemnification agreement or any applicable insurance policy, or (iv) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and any Company Releasee are jointly liable.

The Executive acknowledges that he has been provided a period of at least 21 calendar days in which to consider and execute this Release.  The Executive further acknowledges and understands that he has seven calendar days from the date on which he executes this Release to revoke his agreement by delivering to the Company written notification (in accordance with Section 8.01 of the Employment Agreement) of his intention to revoke this Release.  This Release becomes effective when signed by the Executive unless revoked in writing by the Executive in accordance with this seven-day provision.  To the extent that the Executive has not otherwise done so, the Executive is advised to consult with an attorney prior to executing this Release.

This Release shall be governed by and construed and interpreted in accordance with the internal laws of State of New York, as applicable to agreements made and to be performed therein, without reference to principles, policies or provisions thereof concerning conflicts of law.

IN WITNESS WHEREOF, the Executive has executed this Release as of the date indicated below.

/s/ Charles K. Crovitz
Charles K. Crovitz

Date:

Annex A

RESTRICTED STOCK AWARD AGREEMENT